EXHIBIT 5


July 18, 2003



College Partnership, Inc.
333 S. Allison Parkway
Suite 100
Lakewood, CO 80226-3115

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the 3,000,000 shares of Common Stock, par value $0.001 per share (the "Shares"), of College Partnership, Inc., f/k/a College Bound Student Alliance, Inc. (hereinafter called the "Company"), included in the Company's 2002 Incentive Plan (the "Plan"), as well as an additional 1,595,640 shares of the Company's common stock underlying options to purchase shares of the Company's Common Stock which are not included in the Plan, all of which Shares are proposed to be registered on Form S-8 under the Securities Act of 1933, as amended, we have examined the following instruments and documents:

1. Articles of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended to date;

3. Copies of certain resolutions adopted by the Board of Directors and shareholders of the Company adopting the Plan and authorizing the reservation for issuance of up to 3,000,000 shares of the Company's Common Stock (the "Shares"), underlying the various options to be issued pursuant to the Plan, as well as an additional 1,595,640 shares of the Company's common stock underlying options to purchase shares of the Company's Common Stock which are not included in the Plan (hereinafter referred to as the "Additional Shares");

4. The Form S-8 Registration Statement; and

5. The Company's filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also relied upon a certificate of an officer of the Company as to certain factual matters. We have relied upon the Company's records and have assumed the accuracy and completeness thereof. We have examined such other instruments, documents and records and made such further investigations as we have deemed necessary for the purposes of rendering the following opinion.

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Based on the foregoing, it is our opinion that:

(i) The Company is a corporation which has validly filed its Articles of Incorporation under the laws of the State of Nevada;

(ii) The Plan and the Shares included in the Plan, as well as certain stock options granted by the Company's Board of Directors to acquire the Additional Shares, have been duly and validly authorized by all necessary action on the part of the Company; the Shares issuable pursuant to the Plan and upon exercise of the stock options authorized pursuant to the Plan, as well as the stock options granted by the Company's Board of Directors to acquire the Additional Shares, have been duly and validly authorized and, upon payment therefor in accordance with the terms of such issuance and stock option(s), will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the use of this opinion in the said Registration Statement being filed with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

Very truly yours,

/s/Andrew I. Telsey, P.C.
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ANDREW I. TELSEY, P.C.